[Letterhead of SWS]


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Ladies and Gentlemen:

We have read Item 4.01 on Form 8-K of NewGen Technology, Inc. for the event that occurred on September 22, 2005, and are in agreement with the statements contained therein insofar as they relate to our firm.


/s/ Stark Winter Schenkein & Co., LLP
Denver, Colorado
September 23, 2005